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Avaya Appoints Rob Theis to its Board Of Directors

Raleigh-Durham, NC – November 9, 2020 – Avaya (NYSE: AVYA), a global leader in solutions to enhance and simplify communications and collaboration, today announced that Rob Theis, General Partner of venture capital firm World Innovation Lab, has been appointed as an independent member to its Board of Directors effective November 6, 2020. The appointment will increase the size of Avaya’s Board to eight members, including seven independent directors.

“We are extremely pleased to welcome Rob Theis to our Board of Directors. He brings with him valued perspectives and insights on a range of relevant topics including innovation, entrepreneurship and growth in the cloud,” said Bill Watkins, Chairman of the Board of Avaya. “He has considerable experience in supporting strategic initiatives and identifying opportunities for market differentiation that align well with Avaya’s objective to increase shareholder value by advancing our position as a cloud and SaaS leader.”

Theis serves as independent lead director of, and was nominated by, RingCentral, Inc. pursuant to the terms of the strategic partnership the two companies entered into in October 2019. He has an extensive background in venture capital and has served as a technology industry executive. Theis has been General Partner of World Innovation Lab, a venture capital firm, since 2016. Along with holding leadership roles at venture capital firms, Theis served on the management teams of technology companies including New Era Networks, Sun Microsystems and Silicon Graphics. In addition to currently serving on the board of directors of RingCentral, he is a member of the board of directors at the Computer History Museum in Mountain View, CA, a museum that curates stories and artifacts of the information age and computing revolution.

About Avaya
Businesses are built by the experiences they provide, and everyday millions of those experiences are delivered by Avaya Holdings Corp. (NYSE: AVYA). Avaya is shaping what's next for the future of work, with innovation and partnerships that deliver game-changing business benefits. Our cloud communications solutions and multi-cloud application ecosystem power personalized, intelligent, and effortless customer and employee experiences to help achieve strategic ambitions and desired outcomes. Together, we are committed to help grow your business by delivering Experiences that Matter. Learn more at http://www.avaya.com

Source: Avaya Newsroom
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